Release: October 20, 2020

On strength of service and operating model, CP reports sub-60 operating ratio and revenues of $1.86B

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced third-quarter revenues of
$1.86 billion, diluted earnings per share ("EPS") of $4.41, adjusted diluted EPS of $4.12 and an operating ratio of 58.2 percent.

“This quarter played out as we expected. Following our record Q2 performance, we steadily built momentum through the quarter and finished strong,” said Keith Creel, CP President and Chief Executive Officer. “Thanks to our industry-leading operating model and world-class employees, we have persevered throughout 2020 and have significant momentum as we approach 2021.”

Third-quarter highlights

•	Strong operational performance in average train weights and average train lengths

•	Revenues decreased by 6 percent to $1.86 billion from $1.98 billion last year

•	Reported diluted EPS of $4.41, a 1 percent decrease from $4.46 last year, and adjusted diluted EPS of $4.12, an 11 percent decrease from $4.61 last year

•	Operating ratio was 58.2 percent, a 210 basis point increase over last year's third-quarter operating ratio of 56.1 percent

•
Federal Railroad Administration ("FRA")-reportable personal injuries declined 26 percent to 1.06 from 1.44 in Q3 2019, and CP’s FRA-reportable train accident frequency dropped 14 percent versus Q3 2019 to 1.13 from 1.31[1]

“Our third quarter highlighted the strength of our bulk franchise and the power of our domestic intermodal and automotive operations,” Creel said. “Additionally, we built on our record average train weights and train lengths from Q2 and carried that through Q3. We remain committed to innovating and to making incremental, sustainable gains.”

Updated outlook
CP expects a low-single-digit decline in revenue ton-miles in 2020 and at least mid-single-digit adjusted diluted EPS growth2. CP continues to expect capital expenditures of $1.6 billion in 2020.

CP's revised guidance assumes a full-year Canadian-to-U.S. dollar exchange rate of 1.35, other components of net periodic benefit recovery to decrease by approximately $40 million versus 2019 and an effective tax rate of approximately 24.8 percent as a result of the accelerated reduction of the Alberta corporate tax rate as compared to 25.0 percent previously.

1 FRA personal injuries per 200,000 employee-hours for the three months ended September 30, 2019 was previously reported as 1.39, restated to 1.44 in this Earnings Release. FRA train accidents per million train-miles for the three months ended September 30, 2019 was previously reported as 1.10, restated to 1.31 in this Earnings Release. These adjustments reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.
2 CP’s expectation for positive growth in 2020 adjusted diluted EPS is relative to 2019’s adjusted diluted EPS of $16.44. CP’s reported diluted EPS was $17.52 in 2019.

“We continue to deliver for our customers and for the North American economy,” Creel said. “With Q4 volumes up 8 percent quarter to date and a strong outlook for the remainder of the year, we have raised our guidance to at least mid-single-digit adjusted diluted EPS growth. Given the strength of our operating model and growing momentum across our business, I remain confident that the best is yet to come.”

Conference call details
CP will discuss its results with the financial community in a conference call beginning at 9 a.m. ET (7 a.m. MT) today.

Conference call access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the third-quarter conference call will be available by phone through to October 27, 2020 at 416-849-0833 or toll free 1-855-859-2056, password 1771064.

Non-GAAP Measures
Although CP has provided a forward-looking non-GAAP measure (adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking adjusted diluted EPS to the most comparable GAAP measure (diluted EPS), due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges, management transition costs related to senior executives and discrete tax items. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar exchange rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company's debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from adjusted diluted EPS. Please see Note on forward-looking information below for further discussion.

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to, statements concerning 2020 volume including as measured in revenue ton-miles, EPS growth and adjusted diluted EPS growth, capital program investments, the U.S.-to-Canadian dollar exchange rate, annualized effective tax rate, other components of net periodic benefit recovery, cost control efforts, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects, demand for our services and growth opportunities.

The forward-looking information contained in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates (as specified herein); effective tax rates (as specified herein); performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; our ability to realize upon business plans including cost control efforts; and the continued impact of the novel strain of coronavirus (and the disease known as COVID-19) on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks associated with agricultural production, such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; climate change; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; and the pandemic created by the outbreak of COVID-19 and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

The forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2020	2019	2020	2019
Revenues (Note 3)
Freight	$1,821	$1,932	$5,573	$5,589
Non-freight	42	47	125	134
Total revenues	1,863	1,979	5,698	5,723
Operating expenses
Compensation and benefits	382	355	1,127	1,144
Fuel	140	210	483	655
Materials	53	50	162	161
Equipment rents	39	33	108	102
Depreciation and amortization	195	185	582	528
Purchased services and other	275	277	853	899
Total operating expenses	1,084	1,110	3,315	3,489

Operating income	779	869	2,383	2,234
Less:
Other (income) expense (Note 4)	(36)	29	89	(58)
Other components of net periodic benefit recovery (Note 13)	(86)	(99)	(257)	(294)
Net interest expense	114	110	346	336
Income before income tax expense	787	829	2,205	2,250
Income tax expense (Note 5)	189	211	563	474
Net income	$598	$618	$1,642	$1,776

Earnings per share (Note 6)
Basic earnings per share	$4.42	$4.47	$12.09	$12.75
Diluted earnings per share	$4.41	$4.46	$12.04	$12.70

Weighted-average number of shares (millions) (Note 6)
Basic	135.2	138.1	135.9	139.3
Diluted	135.8	138.7	136.4	139.8

Dividends declared per share	$0.9500	$0.8300	$2.6100	$2.3100
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Net income	$598	$618	$1,642	$1,776
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	16	(8)	(18)	23
Change in derivatives designated as cash flow hedges	3	2	6	8
Change in pension and post-retirement defined benefit plans	44	20	134	61
Other comprehensive income before income taxes	63	14	122	92
Income tax (expense) recovery on above items	(29)	3	(16)	(41)
Other comprehensive income (Note 7)	34	17	106	51
Comprehensive income	$632	$635	$1,748	$1,827
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2020	2019
Assets
Current assets
Cash and cash equivalents	$183	$133
Accounts receivable, net (Note 8)	840	805
Materials and supplies	185	182
Other current assets	116	90
	1,324	1,210
Investments (Note 9)	223	341
Properties	20,169	19,156
Goodwill and intangible assets (Note 9)	284	206
Pension asset	1,317	1,003
Other assets	470	451
Total assets	$23,787	$22,367
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,380	$1,693
Long-term debt maturing within one year (Note 10, 11)	841	599
	2,221	2,292
Pension and other benefit liabilities	777	785
Other long-term liabilities	576	562
Long-term debt (Note 10, 11)	8,945	8,158
Deferred income taxes	3,689	3,501
Total liabilities	16,208	15,298
Shareholders’ equity
Share capital	1,978	1,993
Additional paid-in capital	56	48
Accumulated other comprehensive loss (Note 7)	(2,416)	(2,522)
Retained earnings	7,961	7,550
	7,579	7,069
Total liabilities and shareholders’ equity	$23,787	$22,367
See Contingencies (Note 15) and Subsequent event (Note 16)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Operating activities
Net income	$598	$618	$1,642	$1,776
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	195	185	582	528
Deferred income tax expense (Note 5)	45	96	133	116
Pension recovery and funding (Note 13)	(65)	(94)	(192)	(271)
Foreign exchange (gain) loss on debt and lease liabilities (Note 4)	(40)	25	89	(57)
Other operating activities, net	56	24	11	87
Change in non-cash working capital balances related to operations	(296)	(31)	(448)	(222)
Cash provided by operating activities	493	823	1,817	1,957
Investing activities
Additions to properties	(484)	(464)	(1,341)	(1,147)
Investment in Central Maine & Québec Railway (Note 9)	—	—	19	—
Proceeds from sale of properties and other assets	2	4	9	18
Other	(1)	(1)	—	(6)
Cash used in investing activities	(483)	(461)	(1,313)	(1,135)
Financing activities
Dividends paid	(113)	(116)	(339)	(298)
Issuance of CP Common Shares	3	6	32	20
Purchase of CP Common Shares (Note 12)	(400)	(500)	(945)	(964)
Issuance of long-term debt, excluding commercial paper (Note 10)	—	—	958	397
Repayment of long-term debt, excluding commercial paper	(49)	(6)	(74)	(491)
Net issuance (repayment) of commercial paper (Note 10)	459	355	(114)	601
Net increase in short-term borrowings (Note 10)	—	—	5	—
Other	—	(2)	11	(2)
Cash used in financing activities	(100)	(263)	(466)	(737)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(4)	1	12	(1)
Cash position
(Decrease) increase in cash and cash equivalents	(94)	100	50	84
Cash and cash equivalents at beginning of period	277	45	133	61
Cash and cash equivalents at end of period	$183	$145	$183	$145

Supplemental disclosures of cash flow information:
Income taxes paid	$311	$122	$455	$379
Interest paid	$163	$141	$383	$373
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended September 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at July 1, 2020	135.5	$1,990	$53	$(2,450)	$7,872	$7,465
Net income	—	—	—	—	598	598
Other comprehensive income (Note 7)	—	—	—	34	—	34
Dividends declared ($0.9500 per share)	—	—	—	—	(128)	(128)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased (Note 12)	(1.0)	(15)	—	—	(381)	(396)
Shares issued under stock option plan	—	3	(1)	—	—	2
Balance at September 30, 2020	134.5	$1,978	$56	$(2,416)	$7,961	$7,579
Balance at July 1, 2019	139.1	$1,996	$45	$(2,009)	$7,125	$7,157
Net income	—	—	—	—	618	618
Other comprehensive income (Note 7)	—	—	—	17	—	17
Dividends declared ($0.8300 per share)	—	—	—	—	(114)	(114)
Effect of stock-based compensation expense	—	—	3	—	—	3
CP Common Shares repurchased (Note 12)	(1.6)	(22)	—	—	(449)	(471)
Shares issued under stock option plan	—	8	(3)	—	—	5
Balance at September 30, 2019	137.5	$1,982	$45	$(1,992)	$7,180	$7,215

	For the nine months ended September 30
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at December 31, 2019, as previously reported	137.0	$1,993	$48	$(2,522)	$7,550	$7,069
Impact of accounting change (Note 2)	—	—	—	—	(1)	(1)
Balance at January 1, 2020, as restated	137.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	1,642	1,642
Other comprehensive income (Note 7)	—	—	—	106	—	106
Dividends declared ($2.6100 per share)	—	—	—	—	(353)	(353)
Effect of stock-based compensation expense	—	—	13	—	—	13
CP Common Shares repurchased (Note 12)	(2.7)	(39)	—	—	(877)	(916)
Shares issued under stock option plan	0.2	24	(5)	—	—	19
Balance at September 30, 2020	134.5	$1,978	$56	$(2,416)	$7,961	$7,579
Balance at January 1, 2019	140.5	$2,002	$42	$(2,043)	$6,630	$6,631
Net income	—	—	—	—	1,776	1,776
Other comprehensive income (Note 7)	—	—	—	51	—	51
Dividends declared ($2.3100 per share)	—	—	—	—	(320)	(320)
Effect of stock-based compensation expense	—	—	11	—	—	11
CP Common Shares repurchased (Note 12)	(3.2)	(46)	—	—	(906)	(952)
Shares issued under stock option plan	0.2	26	(8)	—	—	18
Balance at September 30, 2019	137.5	$1,982	$45	$(1,992)	$7,180	$7,215
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2020
(unaudited)

1    Basis of presentation

These unaudited interim Consolidated Financial Statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2019 annual Consolidated Financial Statements and notes included in CP's 2019 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2019 annual Consolidated Financial Statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2020

Financial Instruments - Credit Losses

On January 1, 2020, the Company adopted the new Accounting Standards Update ("ASU") 2016-13, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 326, Financial Instruments - Credit Losses. Using a modified retrospective approach, the Company recognized a cumulative-effect adjustment to its opening retained earnings balance in the period of adoption. Accordingly, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods.

The impact of the adoption of ASC 326 as at January 1, 2020 was an increase in the allowance for credit losses of $1 million, with the offsets to "Deferred income taxes" and "Retained earnings" on the Company's Interim Consolidated Balance Sheet. See Note 8 for further discussion of the current period credit loss.

Simplification of Financial Disclosures about Guarantors

During the second quarter of 2020, the Company early adopted the Securities and Exchange Commission amendments to the financial disclosure requirements for guarantors and issuers of guaranteed securities, as specified in Rule 3-10 of Regulation S-X. The amendments simplify disclosure requirements by replacing condensed consolidating financial information (“CCFI”) with summarized financial information and expanded qualitative non-financial disclosures about the guarantees, issuers, and guarantors. This disclosure can be found in the Liquidity and Capital Resources section of Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in CP's Q3 2020 Quarterly Report on Form 10-Q.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Freight
Grain	$457	$409	$1,321	$1,211
Coal	130	183	411	514
Potash	132	117	390	367
Fertilizers and sulphur	65	66	212	186
Forest products	85	78	244	229
Energy, chemicals and plastics	321	382	1,153	1,043
Metals, minerals and consumer products	152	201	474	579
Automotive	94	87	215	267
Intermodal	385	409	1,153	1,193
Total freight revenues	1,821	1,932	5,573	5,589
Non-freight excluding leasing revenues	27	32	80	89
Revenues from contracts with customers	1,848	1,964	5,653	5,678
Leasing revenues	15	15	45	45
Total revenues	$1,863	$1,979	$5,698	$5,723

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue, and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Opening balance	$79	$74	$146	$2
Revenue recognized that was included in the contract liability balance at the beginning of the period	(25)	(8)	(95)	(2)
Increase due to consideration received, net of revenue recognized during the period	5	4	8	70
Closing balance	$59	$70	$59	$70

4    Other (income) expense

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Foreign exchange (gain) loss on debt and lease liabilities	$(40)	$25	$89	$(57)
Other foreign exchange losses (gains)	2	2	(2)	(4)
Other	2	2	2	3
Other (income) expense	$(36)	$29	$89	$(58)

5    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Current income tax expense	$144	$115	$430	$358
Deferred income tax expense	45	96	133	116
Income tax expense	$189	$211	$563	$474

The effective tax rates for the three and nine months ended September 30, 2020 were 23.97% and 25.52%, respectively, compared to 25.43% and 21.06%, respectively for the same periods of 2019.

For the three months ended September 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the foreign exchange ("FX") gain of $40 million on debt and lease liabilities.

For the three months ended September 30, 2019, the effective tax rate was 25.11%, excluding the discrete item of the FX loss of $25 million on debt and lease liabilities.

For the nine months ended September 30, 2020, the effective tax rate was 25.00%, excluding the discrete item of the FX loss of $89 million on debt and lease liabilities.

For the nine months ended September 30, 2019, the effective tax rate was 25.50%, excluding the discrete items of the FX gain of $57 million on debt and lease liabilities and an $88 million deferred income tax recovery from the revaluation of deferred income tax balances as at January 1, 2019 on the enactment of Alberta provincial corporate income tax rate decrease.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2020	2019	2020	2019
Weighted-average basic shares outstanding	135.2	138.1	135.9	139.3
Dilutive effect of stock options	0.6	0.6	0.5	0.5
Weighted-average diluted shares outstanding	135.8	138.7	136.4	139.8

For the three months ended September 30, 2020, there were no options excluded from the computation of diluted earnings per share (three months ended September 30, 2019 - nil). For the nine months ended September 30, 2020, there were 0.1 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (nine months ended September 30, 2019 - 0.1 million).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, July 1, 2020	$116	$(52)	$(2,514)	$(2,450)
Other comprehensive loss before reclassifications	(1)	—	—	(1)
Amounts reclassified from accumulated other comprehensive loss	—	2	33	35
Net other comprehensive (loss) income	(1)	2	33	34
Closing balance, September 30, 2020	$115	$(50)	$(2,481)	$(2,416)
Opening balance, July 1, 2019	$112	$(58)	$(2,063)	$(2,009)
Other comprehensive income before reclassifications	1	—	—	1
Amounts reclassified from accumulated other comprehensive loss	—	1	15	16
Net other comprehensive income	1	1	15	17
Closing balance, September 30, 2019	$113	$(57)	$(2,048)	$(1,992)

(1)	Amounts are presented net of tax.

	For the nine months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2020	$112	$(54)	$(2,580)	$(2,522)
Other comprehensive income (loss) before reclassifications	3	(2)	—	1
Amounts reclassified from accumulated other comprehensive loss	—	6	99	105
Net other comprehensive income	3	4	99	106
Closing balance, September 30, 2020	$115	$(50)	$(2,481)	$(2,416)
Opening balance, January 1, 2019	$113	$(62)	$(2,094)	$(2,043)
Other comprehensive loss before reclassifications	—	—	(1)	(1)
Amounts reclassified from accumulated other comprehensive loss	—	5	47	52
Net other comprehensive income	—	5	46	51
Closing balance, September 30, 2019	$113	$(57)	$(2,048)	$(1,992)

(1)	Amounts are presented net of tax.
Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2020	2019	2020	2019
Amortization of prior service costs(1)	$(1)	$(1)	$(1)	$—
Recognition of net actuarial loss(1)	45	21	135	62
Total before income tax	44	20	134	62
Income tax recovery	(11)	(5)	(35)	(15)
Total net of income tax	$33	$15	$99	$47

(1)	Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

Accounts receivable from customers are recognized initially at fair value and subsequently measured at amortized cost less allowance for expected credit losses. Losses on accounts receivable are estimated based on historical credit loss experience of receivables with similar risk characteristics. Historical loss experience is adjusted to reflect any management expectations that current or future conditions will differ from conditions that existed for the period over which historical information is evaluated.

To determine expected credit losses, customer receivables are disaggregated by credit characteristics, type of customer service, customer line of business, and receivable aging.

	For the three months ended September 30, 2020			For the nine months ended September 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance(1)	$(26)	$(14)	$(40)	$(27)	$(16)	$(43)
Current period credit loss provision, net	—	—	—	1	2	3
Allowance for credit losses, closing balance	$(26)	$(14)	$(40)	$(26)	$(14)	$(40)

(1)	Opening balance at January 1, 2020 was restated as described in Note 2.

	As at September 30, 2020
(in millions of Canadian dollars)	Freight	Non-freight	Total
Total accounts receivable	$705	$175	$880
Allowance for credit losses	(26)	(14)	(40)
Total accounts receivable, net	$679	$161	$840

Receivables are considered to be in default and are written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the customer contracts. Subsequent recoveries of amounts previously written off are credited to earnings in the period recovered.

9    Business combination

On December 30, 2019, CP purchased 100% of Central Maine & Québec Railway Canada Inc. ("CMQ Canada") and Central Maine & Québec Railway U.S. ("CMQ U.S.") (together "CMQ").

The acquisition of CMQ Canada did not require regulatory approval and was accounted for as a business combination under the acquisition method of accounting on December 30, 2019.

The acquisition of CMQ U.S. was subject to approval from the United States Surface Transportation Board ("STB"). From the December 30, 2019 date of purchase, all purchased shares of CMQ U.S. were held in an independent voting trust (the "Trust") pending the STB's approval of CP's application for control of CMQ U.S. Approval was granted with an effective date of June 3, 2020. Between December 30, 2019 and June 3, 2020, CP accounted for its acquisition of CMQ U.S. as an equity method investment. During this time, CP paid additional consideration for CMQ of $3 million, representing changes from the finalization of previously estimated closing date working capital.

On June 3, 2020 the Trust was dissolved and CP assumed control of CMQ U.S. At this time, CP accounted for its acquisition in CMQ U.S. as a business combination using the acquisition method of accounting. Accordingly, the acquired tangible and intangible assets and assumed liabilities were recorded at their estimated fair values as at June 3, 2020 and results from operations and cash flows were consolidated prospectively. There was no material change in the acquisition-date fair value of the equity interest held by the Company in CMQ U.S. immediately before the acquisition date. Fair values were determined primarily through the use of an income approach.

The purchase price allocation was prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax bases of the net assets acquired. Any adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from the date of acquisition.

The following summarizes the estimated fair values of the acquired assets and liabilities of CMQ U.S. at June 3, 2020:

(in millions of Canadian dollars)	June 3, 2020
Fair value of net assets acquired:
Cash and cash equivalents	$22
Accounts receivable, net	2
Properties	54
Intangible assets	27
Accounts payable and accrued liabilities	(13)
Other long-term liabilities	(5)
Total identifiable assets and liabilities	$87
Goodwill	51
$138
Consideration:
Fair value of previously held equity method investment	$138
Goodwill of $51 million relates primarily to expected operating business synergies between the Company and CMQ U.S. The factors that contribute to the goodwill are revenue growth from customers which are currently not served by CP, access to new routes, and an assembled workforce. Goodwill recognized is not deductible for tax purposes.

Intangible assets of $27 million reflect customer lists acquired in the purchase of CMQ U.S., and have amortization periods of 20 years.

Acquired cash and cash equivalents of $22 million is presented as a reduction of cash used in investing activities in the Company's Interim Consolidated Statement of Cash Flows for the nine months ended September 30, 2020, and is presented net of finalized closing working capital adjustments for CMQ of $3 million as described above.

CP has not provided pro forma information relating to the pre-acquisition period as it is not material.

10    Debt

Issuance of long-term debt

During the three months ended March 31, 2020, the Company issued U.S. $500 million 2.050% 10-year unsecured notes due March 5, 2030 for net proceeds of U.S. $495 million ($662 million) and $300 million 3.050% 30-year unsecured notes due March 9, 2050 for net proceeds of $296 million. These notes pay interest semi-annually and carry a negative pledge.

Credit facility

The Company's revolving credit facility consists of a U.S. $1.0 billion tranche maturing September 27, 2024 and a U.S. $300 million tranche maturing September 27, 2021. During the three months ended March 31, 2020, the Company drew U.S. $100 million from the U.S. $300 million tranche of its revolving credit facility. During the three months ended June 30, 2020, the Company repaid this amount in full. As at September 30, 2020, the revolving credit facility was undrawn (December 31, 2019 - undrawn). The Company presents draws and repayments on its revolving credit facility in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at September 30, 2020, the Company had total commercial paper borrowings of U.S. $345 million
(December 31, 2019 - U.S. $397 million). The weighted-average interest rate on these borrowings was 0.20% (December 31, 2019 - 2.03%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

11    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable.

The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper. The carrying value of short-term financial instruments all approximate their fair values.

The carrying value of the Company’s debt and finance lease liabilities do not approximate their fair value. Their estimated fair value has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s debt and finance lease liabilities, including current maturities, with a carrying value of $9,327 million at September 30, 2020 (December 31, 2019 - $8,241 million), had a fair value of $11,860 million (December 31, 2019 - $10,149 million).

B. Financial risk management

The effect of the Company's net investment hedge for the three and nine months ended September 30, 2020 was an unrealized FX gain of $135 million and an unrealized FX loss of $156 million, respectively (three and nine months ended September 30, 2019 - an unrealized FX loss of $68 million and an unrealized FX gain of $172 million, respectively) recognized in “Other comprehensive income”.

12    Shareholders' equity

On December 17, 2019, the Company announced a normal course issuer bid ("NCIB"), commencing December 20, 2019, to purchase up to 4.80 million Common Shares in the open market for cancellation on or before December 19, 2020. As at September 30, 2020, the Company had purchased 2.95 million Common Shares for $1,016 million under this NCIB.

On October 19, 2018, the Company announced a NCIB, commencing October 24, 2018, to purchase up to 5.68 million Common Shares for cancellation on or before October 23, 2019. The Company completed this NCIB on October 23, 2019.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange, with consideration allocated to "Share capital" up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

The following table provides activities under the share repurchase programs:

	For the three months ended September 30		For the nine months ended September 30
	2020	2019	2020	2019
Number of Common Shares repurchased(1)	1,044,868	1,519,540	2,651,582	3,183,461
Weighted-average price per share(2)	$379.42	$310.36	$345.56	$299.09
Amount of repurchase (in millions of Canadian dollars)(2)	$396	$471	$916	$952

(1)	Includes shares repurchased but not yet cancelled at end of period.

(2)	Includes brokerage fees.

13    Pension and other benefits

In the three months ended September 30, 2020, the Company made contributions of $9 million (three months ended September 30, 2019 - $17 million) to its defined benefit pension plans. In the nine months ended September 30, 2020, the Company made contributions of $24 million (nine months ended September 30, 2019 - $40 million) to its defined benefit pension plans.

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2020	2019	2020	2019
Current service cost (benefits earned by employees)	$35	$27	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	102	113	4	4
Expected return on fund assets	(236)	(236)	—	—
Recognized net actuarial loss	44	20	1	1
Amortization of prior service costs	(1)	(1)	—	—
Total other components of net periodic benefit (recovery) cost	(91)	(104)	5	5
Net periodic benefit (recovery) cost	$(56)	$(77)	$8	$8

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2020	2019	2020	2019
Current service cost (benefits earned by employees)	$105	$81	$9	$9
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	305	338	13	14
Expected return on fund assets	(709)	(710)	—	—
Recognized net actuarial loss	132	61	3	3
Amortization of prior service costs	(1)	(1)	—	1
Total other components of net periodic benefit (recovery) cost	(273)	(312)	16	18
Net periodic benefit (recovery) cost	$(168)	$(231)	$25	$27

14    Stock-based compensation

At September 30, 2020, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2020 of $56 million and $110 million, respectively (three and nine months ended September 30, 2019 - expense of $15 million and $88 million, respectively).

Stock option plan

In the nine months ended September 30, 2020, under CP’s stock option plans, the Company issued 215,943 options at the weighted-average price of $350.65 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $15 million. The weighted-average fair value assumptions were approximately:

For the nine months ended September 30, 2020
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	1.29%
Expected stock price volatility(3)	23.11%
Expected annual dividends per share(4)	$3.3200
Expected forfeiture rate(5)	4.40%
Weighted-average grant date fair value per option granted during the period	$68.86

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.

(3)	Based on the historical volatility of the Company’s stock price over a period commensurate with the expected term of the option.

(4)
Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On July 21, 2020, the Company announced an increase in its quarterly dividend to $0.9500 per share, representing $3.8000 on an annual basis.

(5)	The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the nine months ended September 30, 2020, the Company issued 97,710 Performance Share Units ("PSUs") with a grant date fair value of approximately $34 million and 10,029 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including value of expected future matching units, of approximately $4 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the nine months ended September 30, 2020 is January 1, 2020 to December 31, 2022 and the performance factors are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for PSUs issued in 2017 was January 1, 2017 to December 31, 2019, and the performance factors for these PSUs were ROIC, TSR compared to the S&P/TSX Capped Industrial Index, and TSR compared to S&P 1500 Road and Rail Index. The resulting payout was 193% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2019. In the first quarter of 2020, payouts occurred on the total outstanding awards, including dividends reinvested, totalling $76 million on 121,225 outstanding awards.

Deferred share unit plan

During the nine months ended September 30, 2020, the Company granted 17,356 DSUs with a grant date fair value of approximately $6 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. During the nine months ended September 30, 2020, payouts totaling $8 million were made in respect of 25,345 vested DSUs, including dividends reinvested. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

15    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2020 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)
The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. These consolidated claims are currently scheduled for a joint liability trial commencing on or around September 13, 2021, followed by a damages trial, if necessary.

(5)
Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)
The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent report. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.

(7)
The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs are appealing the dismissal decision, which is pending.

(8)
The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions, which Order is now subject to further review based on pending motions by the parties. This action is scheduled for trial on March 23, 2021.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and nine months ended September 30, 2020 was $2 million and $6 million, respectively (three and nine months ended September 30, 2019 - $2 million and $4 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at September 30, 2020 was $81 million (December 31, 2019 - $77 million). Payments are expected to be made over 10 years through 2029.

16    Subsequent event

On October 15, 2020, CP and OMERS Infrastructure Management Inc. (“OMERS”) entered into a purchase agreement whereby CP will acquire the 83.5 percent ownership of the Detroit River Tunnel Partnership, currently held by certain affiliates of OMERS. CP currently owns the remaining 16.5 percent. The purchase price for the transaction is approximately U.S. $312 million subject to customary closing adjustments. The acquisition is currently expected to close at the end of 2020 and is subject to customary closing conditions, including regulatory approvals.

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2020	2019	Total Change	% Change	2020	2019	Total Change	% Change

Revenues
Freight	$1,821	$1,932	$(111)	(6)	$5,573	$5,589	$(16)	—
Non-freight	42	47	(5)	(11)	125	134	(9)	(7)
Total revenues	1,863	1,979	(116)	(6)	5,698	5,723	(25)	—

Operating expenses
Compensation and benefits	382	355	27	8	1,127	1,144	(17)	(1)
Fuel	140	210	(70)	(33)	483	655	(172)	(26)
Materials	53	50	3	6	162	161	1	1
Equipment rents	39	33	6	18	108	102	6	6
Depreciation and amortization	195	185	10	5	582	528	54	10
Purchased services and other	275	277	(2)	(1)	853	899	(46)	(5)
Total operating expenses	1,084	1,110	(26)	(2)	3,315	3,489	(174)	(5)

Operating income	779	869	(90)	(10)	2,383	2,234	149	7

Less:
Other (income) expense	(36)	29	(65)	(224)	89	(58)	147	(253)
Other components of net periodic benefit recovery	(86)	(99)	13	(13)	(257)	(294)	37	(13)
Net interest expense	114	110	4	4	346	336	10	3

Income before income tax expense	787	829	(42)	(5)	2,205	2,250	(45)	(2)

Income tax expense	189	211	(22)	(10)	563	474	89	19

Net income	$598	$618	$(20)	(3)	$1,642	$1,776	$(134)	(8)
Operating ratio (%)	58.2	56.1	2.1	210 bps	58.2	61.0	(2.8)	(280) bps

Basic earnings per share	$4.42	$4.47	$(0.05)	(1)	$12.09	$12.75	$(0.66)	(5)

Diluted earnings per share	$4.41	$4.46	$(0.05)	(1)	$12.04	$12.70	$(0.66)	(5)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	135.2	138.1	(2.9)	(2)	135.9	139.3	(3.4)	(2)
Weighted average number of diluted shares outstanding (millions)	135.8	138.7	(2.9)	(2)	136.4	139.8	(3.4)	(2)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.75	0.76	(0.01)	(1)	0.74	0.75	(0.01)	(1)
Average foreign exchange rate (Canadian$/US$)	1.33	1.32	0.01	1	1.35	1.33	0.02	2

Summary of Rail Data (Continued)

	Third Quarter					Year-to-date
Commodity Data	2020	2019	Total Change	% Change	FX Adjusted % Change(1)	2020	2019	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$457	$409	$48	12	11	$1,321	$1,211	$110	9	8
- Coal	130	183	(53)	(29)	(29)	411	514	(103)	(20)	(20)
- Potash	132	117	15	13	13	390	367	23	6	5
- Fertilizers and sulphur	65	66	(1)	(2)	(3)	212	186	26	14	12
- Forest products	85	78	7	9	8	244	229	15	7	5
- Energy, chemicals and plastics	321	382	(61)	(16)	(16)	1,153	1,043	110	11	10
- Metals, minerals and consumer products	152	201	(49)	(24)	(25)	474	579	(105)	(18)	(19)
- Automotive	94	87	7	8	7	215	267	(52)	(19)	(21)
- Intermodal	385	409	(24)	(6)	(6)	1,153	1,193	(40)	(3)	(4)

Total Freight Revenues	$1,821	$1,932	$(111)	(6)	(6)	$5,573	$5,589	$(16)	—	(1)

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	4.33	4.57	(0.24)	(5)	(5)	4.44	4.53	(0.09)	(2)	(3)
- Coal	2.93	3.18	(0.25)	(8)	(8)	3.11	3.12	(0.01)	—	—
- Potash	2.62	2.79	(0.17)	(6)	(6)	2.66	2.62	0.04	2	1
- Fertilizers and sulphur	6.14	6.41	(0.27)	(4)	(6)	6.26	6.48	(0.22)	(3)	(5)
- Forest products	5.81	6.10	(0.29)	(5)	(6)	6.01	6.11	(0.10)	(2)	(3)
- Energy, chemicals and plastics	6.95	5.05	1.90	38	37	6.41	4.99	1.42	28	27
- Metals, minerals and consumer products	6.60	6.91	(0.31)	(4)	(5)	6.82	7.04	(0.22)	(3)	(5)
- Automotive	24.10	24.79	(0.69)	(3)	(4)	25.41	23.73	1.68	7	5
- Intermodal	5.63	5.74	(0.11)	(2)	(2)	5.54	5.71	(0.17)	(3)	(3)

Total Freight Revenue per RTM	4.96	4.93	0.03	1	—	4.99	4.86	0.13	3	2

Freight Revenue per Carload
- Grain	$3,671	$3,837	$(166)	(4)	(5)	$3,846	$3,875	$(29)	(1)	(2)
- Coal	2,047	2,254	(207)	(9)	(10)	2,201	2,242	(41)	(2)	(2)
- Potash	3,028	3,223	(195)	(6)	(6)	3,071	3,094	(23)	(1)	(2)
- Fertilizers and sulphur	4,676	4,459	217	5	3	4,639	4,366	273	6	5
- Forest products	4,749	4,216	533	13	11	4,561	4,233	328	8	6
- Energy, chemicals and plastics	5,047	4,207	840	20	19	5,053	4,058	995	25	24
- Metals, minerals and consumer products	2,992	3,196	(204)	(6)	(7)	3,076	3,215	(139)	(4)	(6)
- Automotive	3,013	2,979	34	1	—	3,015	3,112	(97)	(3)	(5)
- Intermodal	1,540	1,506	34	2	2	1,496	1,521	(25)	(2)	(2)

Total Freight Revenue per Carload	$2,763	$2,714	$49	2	1	$2,814	$2,707	$107	4	3

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
Commodity Data (Continued)	2020	2019	Total Change	% Change	2020	2019	Total Change	% Change

Millions of RTM
- Grain	10,549	8,953	1,596	18	29,734	26,757	2,977	11
- Coal	4,437	5,761	(1,324)	(23)	13,209	16,485	(3,276)	(20)
- Potash	5,036	4,188	848	20	14,664	14,003	661	5
- Fertilizers and sulphur	1,059	1,030	29	3	3,387	2,872	515	18
- Forest products	1,463	1,278	185	14	4,059	3,746	313	8
- Energy, chemicals and plastics	4,620	7,571	(2,951)	(39)	17,981	20,901	(2,920)	(14)
- Metals, minerals and consumer products	2,303	2,910	(607)	(21)	6,951	8,225	(1,274)	(15)
- Automotive	390	351	39	11	846	1,125	(279)	(25)
- Intermodal	6,833	7,130	(297)	(4)	20,804	20,880	(76)	—

Total RTMs	36,690	39,172	(2,482)	(6)	111,635	114,994	(3,359)	(3)

Carloads (thousands)
- Grain	124.5	106.6	17.9	17	343.5	312.5	31.0	10
- Coal	63.5	81.2	(17.7)	(22)	186.7	229.3	(42.6)	(19)
- Potash	43.6	36.3	7.3	20	127.0	118.6	8.4	7
- Fertilizers and sulphur	13.9	14.8	(0.9)	(6)	45.7	42.6	3.1	7
- Forest products	17.9	18.5	(0.6)	(3)	53.5	54.1	(0.6)	(1)
- Energy, chemicals and plastics	63.6	90.8	(27.2)	(30)	228.2	257.0	(28.8)	(11)
- Metals, minerals and consumer products	50.8	62.9	(12.1)	(19)	154.1	180.1	(26.0)	(14)
- Automotive	31.2	29.2	2.0	7	71.3	85.8	(14.5)	(17)
- Intermodal	250.0	271.6	(21.6)	(8)	770.6	784.3	(13.7)	(2)

Total Carloads	659.0	711.9	(52.9)	(7)	1,980.6	2,064.3	(83.7)	(4)

	Third Quarter					Year-to-date
	2020	2019	Total Change	% Change	FX Adjusted % Change(1)	2020	2019	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$382	$355	$27	8	7	$1,127	$1,144	$(17)	(1)	(2)
Fuel	140	210	(70)	(33)	(34)	483	655	(172)	(26)	(27)
Materials	53	50	3	6	6	162	161	1	1	1
Equipment rents	39	33	6	18	15	108	102	6	6	4
Depreciation and amortization	195	185	10	5	5	582	528	54	10	10
Purchased services and other	275	277	(2)	(1)	(1)	853	899	(46)	(5)	(6)

Total Operating Expenses	$1,084	$1,110	$(26)	(2)	(3)	$3,315	$3,489	$(174)	(5)	(6)

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
	2020	2019	Total Change	% Change	2020	2019	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	65,997	71,658	(5,661)	(8)	200,383	209,229	(8,846)	(4)
Train miles (thousands)	7,247	8,354	(1,107)	(13)	22,479	24,550	(2,071)	(8)
Average train weight - excluding local traffic (tons)	9,857	9,173	684	7	9,644	9,117	527	6
Average train length - excluding local traffic (feet)	8,082	7,446	636	9	7,831	7,382	449	6
Average terminal dwell (hours)	6.7	5.8	0.9	16	6.5	6.7	(0.2)	(3)
Average train speed (miles per hour, or "mph")(1)	22.5	22.7	(0.2)	(1)	22.1	22.1	—	—
Locomotive productivity (GTMs / operating horsepower)(2)	207	208	(1)	—	207	200	7	4
Fuel efficiency(3)	0.926	0.927	(0.001)	—	0.940	0.956	(0.016)	(2)
U.S. gallons of locomotive fuel consumed (millions)(4)	61.1	66.4	(5.3)	(8)	188.5	200.1	(11.6)	(6)
Average fuel price (U.S. dollars per U.S. gallon)	1.72	2.41	(0.69)	(29)	1.90	2.48	(0.58)	(23)

Total Employees and Workforce

Total employees (average)(5)	12,156	13,203	(1,047)	(8)	12,214	13,107	(893)	(7)
Total employees (end of period)(5)	12,166	13,104	(938)	(7)	12,166	13,104	(938)	(7)
Workforce (end of period)(6)	12,185	13,134	(949)	(7)	12,185	13,134	(949)	(7)

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	1.06	1.44	(0.38)	(26)	1.13	1.45	(0.32)	(22)
FRA train accidents per million train-miles	1.13	1.31	(0.18)	(14)	1.06	1.29	(0.23)	(18)

(1)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(2)
Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

(7)
FRA personal injuries per 200,000 employee-hours for the three and nine months ended September 30, 2019 were previously reported as 1.39 and 1.44, restated to 1.44 and 1.45, respectively in this Earnings Release. FRA train accidents per million train-miles for the three and nine months ended September 30, 2019 were previously reported as 1.10 and 1.19, restated to 1.31 and 1.29, respectively in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income and Adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first nine months of 2020, the twelve months of 2019, and the last three months of 2018 include:

2020:

•
during the year to date, a non-cash loss of $89 million ($78 million after deferred tax) due to FX translation of debt and lease liabilities that unfavourably impacted Diluted EPS by 58 cents as follows:

–	in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 29 cents;

–	in the second quarter, an $86 million gain ($82 million after deferred tax) that favourably impacted Diluted EPS by 59 cents; and

–	in the first quarter, a $215 million loss ($198 million after deferred tax) that unfavourably impacted Diluted EPS by $1.44.

2019:

•	in the fourth quarter, a deferred tax expense of $24 million as a result of a provision for an uncertain tax item of a prior period that unfavourably impacted Diluted EPS by 17 cents;

•	in the second quarter, a deferred tax recovery of $88 million due to the change in the Alberta provincial corporate income tax rate that favourably impacted Diluted EPS by 63 cents; and

•
during the course of the year, a net non-cash gain of $94 million ($86 million after deferred tax) due to FX translation of debt and lease liabilities that unfavourably impacted Diluted EPS by 62 cents as follows:

–	in the fourth quarter, a $37 million gain ($32 million after deferred tax) that favourably impacted Diluted EPS by 22 cents;

–	in the third quarter, a $25 million loss ($22 million after deferred tax) that unfavourably impacted Diluted EPS by 15 cents;

–	in the second quarter, a $37 million gain ($34 million after deferred tax) that favourably impacted Diluted EPS by 24 cents; and

–	in the first quarter, a $45 million gain ($42 million after deferred tax) that favourably impacted Diluted EPS by 30 cents.

2018:

•	in the fourth quarter, a non-cash loss of $113 million ($103 million after deferred tax) due to FX translation of debt that unfavourably impacted Diluted EPS by 72 cents.

2020 Outlook

Based on the strength of the Company’s performance to date, on October 20, 2020, CP updated the outlook for 2020 that CP had previously updated on July 22, 2020. The Company now expects to deliver at least mid-single digit Adjusted diluted EPS growth year over year based on Adjusted diluted EPS of $16.44 in 2019. CP now expects volume, as measured in RTMs, to be down low-single digits and continues to expect capital expenditures of $1.6 billion. CP's revised earnings guidance assumes an FX rate of $1.35 CAD/USD, other components of net periodic benefit recovery to decrease by approximately $40 million as compared to 2019 and an effective tax rate of approximately 24.8 percent as a result of the accelerated reduction of the Alberta corporate tax rate as compared to 25.0 percent previously. Adjusted diluted EPS is defined and discussed further below.

Although CP has provided a forward-looking Non-GAAP measure (Adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking Adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges, management transition costs related to senior executives and discrete tax items. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from Adjusted diluted EPS. Please see Note on Forward-Looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended September 30		For the nine months ended September 30		For the twelve months ended December 31
(in millions)	2020	2019	2020	2019	2019
Net income as reported	$598	$618	$1,642	$1,776	$2,440
Less significant items (pre-tax):
Impact of FX translation gain (loss) on debt and lease liabilities	40	(25)	(89)	57	94
Add:
Tax effect of adjustments(1)	2	(3)	(11)	3	8
Income tax rate changes	—	—	—	(88)	(88)
Provision for uncertain tax item	—	—	—	—	24
Adjusted income	$560	$640	$1,720	$1,634	$2,290

(1)
The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 4.82% and 12.15% for the three and nine months ended September 30, 2020, respectively, 14.23% and 5.05% for the three and nine months ended September 30, 2019, respectively, and 8.55% for the twelve months ended December 31, 2019. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended September 30		For the nine months ended September 30		For the twelve months ended December 31
	2020	2019	2020	2019	2019
Diluted earnings per share as reported	$4.41	$4.46	$12.04	$12.70	$17.52
Less significant items (pre-tax):
Impact of FX translation gain (loss) on debt and lease liabilities	0.30	(0.18)	(0.65)	0.41	0.67
Add:
Tax effect of adjustments(1)	0.01	(0.03)	(0.07)	0.02	0.05
Income tax rate changes	—	—	—	(0.63)	(0.63)
Provision for uncertain tax item	—	—	—	—	0.17
Adjusted diluted earnings per share	$4.12	$4.61	$12.62	$11.68	$16.44

(1)
The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 4.82% and 12.15% for the three and nine months ended September 30, 2020, respectively, 14.23% and 5.05% for the three and nine months ended September 30, 2019, respectively, and 8.55% for the twelve months ended December 31, 2019. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Beginning in the first quarter of 2020, CP aligned the reconciliation sequence for Adjusted ROIC to start with Net income, with no change to the calculated Adjusted return.

Calculation of Return on average shareholders' equity

	For the twelve months ended September 30
(in millions, except for percentages)	2020	2019
Net income as reported	$2,306	$2,321
Average shareholders' equity	$7,397	$7,172
Return on average shareholders' equity	31.2%	32.4%

Reconciliation of Net income to Adjusted return

	For the twelve months ended September 30
(in millions)	2020	2019
Net income as reported	$2,306	$2,321
Add:
Net interest expense	458	450
Tax on interest(1)	(114)	(115)
Significant items:
Impact of FX translation loss on debt and lease liabilities (pre-tax)	52	56
Tax on significant items(2)	(6)	(7)
Income tax recovery from income tax rate changes	—	(88)
Provision for uncertain tax item	24	—
Adjusted return	$2,720	$2,617

(1)	Tax was calculated at the adjusted annualized effective tax rate of 24.67% and 25.12% for the twelve months ended September 30, 2020 and 2019, respectively.

(2)
Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 11.22% and 13.64% for the twelve months ended September 30, 2020 and 2019, respectively.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended September 30
(in millions)	2020	2019
Average shareholders' equity	$7,397	$7,172
Average Long-term debt, including long-term debt maturing within one year	9,385	8,634
	$16,782	$15,806
Less:
Income tax recovery from income tax rate changes	—	44
Provision for uncertain tax item	(12)	—
Adjusted average invested capital	$16,794	$15,762

Calculation of Adjusted ROIC

	For the twelve months ended September 30
(in millions, except for percentages)	2020	2019
Adjusted return	$2,720	$2,617
Adjusted average invested capital	$16,794	$15,762
Adjusted ROIC	16.2%	16.6%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, and the acquisition of Central Maine and Québec Railway ("CMQ"). Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. The acquisition of CMQ is not indicative of investment trends and has also been excluded from Free cash. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2020	2019	2020	2019
Cash provided by operating activities	$493	$823	$1,817	$1,957
Cash used in investing activities	(483)	(461)	(1,313)	(1,135)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(4)	1	12	(1)
Less:
Investment in Central Maine and Québec Railway	—	—	19	—
Free cash	$6	$363	$497	$821

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Freight revenues by line of business
Grain	$457	$409	$1	$410	11
Coal	130	183	1	184	(29)
Potash	132	117	—	117	13
Fertilizers and sulphur	65	66	1	67	(3)
Forest products	85	78	1	79	8
Energy, chemicals and plastics	321	382	2	384	(16)
Metals, minerals and consumer products	152	201	1	202	(25)
Automotive	94	87	1	88	7
Intermodal	385	409	1	410	(6)
Freight revenues	1,821	1,932	9	1,941	(6)
Non-freight revenues	42	47	—	47	(11)
Total revenues	$1,863	$1,979	$9	$1,988	(6)

	For the nine months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,321	$1,211	$11	$1,222	8
Coal	411	514	1	515	(20)
Potash	390	367	3	370	5
Fertilizers and sulphur	212	186	3	189	12
Forest products	244	229	4	233	5
Energy, chemicals and plastics	1,153	1,043	8	1,051	10
Metals, minerals and consumer products	474	579	9	588	(19)
Automotive	215	267	5	272	(21)
Intermodal	1,153	1,193	6	1,199	(4)
Freight revenues	5,573	5,589	50	5,639	(1)
Non-freight revenues	125	134	—	134	(7)
Total revenues	$5,698	$5,723	$50	$5,773	(1)

FX adjusted % changes in operating expenses are as follows:

	For the three months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Compensation and benefits	$382	$355	$1	$356	7
Fuel	140	210	1	211	(34)
Materials	53	50	—	50	6
Equipment rents	39	33	1	34	15
Depreciation and amortization	195	185	1	186	5
Purchased services and other	275	277	1	278	(1)
Total operating expenses	$1,084	$1,110	$5	$1,115	(3)

	For the nine months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Compensation and benefits	$1,127	$1,144	$7	$1,151	(2)
Fuel	483	655	10	665	(27)
Materials	162	161	—	161	1
Equipment rents	108	102	2	104	4
Depreciation and amortization	582	528	3	531	10
Purchased services and other	853	899	8	907	(6)
Total operating expenses	$3,315	$3,489	$30	$3,519	(6)

FX adjusted % change in operating income is as follows:

	For the three months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Operating income	$779	$869	$4	$873	(11)

	For the nine months ended September 30
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Operating income	$2,383	$2,234	$20	$2,254	6

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions, except for ratios)	2020	2019
Long-term debt including long-term debt maturing within one year as at September 30	$9,786	$8,983
Net income for the twelve months ended September 30	$2,306	$2,321
Long-term debt to Net income ratio	4.2	3.9

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents.

(in millions)	2020	2019
Long-term debt including long-term debt maturing within one year as at September 30	$9,786	$8,983
Add:
Pension plans deficit(1)	287	260
Operating lease liabilities	325	370
Less:
Cash and cash equivalents	183	145
Adjusted net debt as at September 30	$10,215	$9,468

(1)	Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA
Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery.

	For the twelve months ended September 30
(in millions)	2020	2019
Net income as reported	$2,306	$2,321
Add:
Net interest expense	458	450
Income tax expense	795	668
EBIT	3,559	3,439
Less significant items (pre-tax):
Impact of FX translation loss on debt and lease liabilities	(52)	(56)
Adjusted EBIT	3,611	3,495
Add:
Operating lease expense	79	99
Depreciation and amortization	760	708
Less:
Other components of net periodic benefit recovery	344	391
Adjusted EBITDA	$4,106	$3,911

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions, except for ratios)	2020	2019
Adjusted net debt as at September 30	$10,215	$9,468
Adjusted EBITDA for the twelve months ended September 30	$4,106	$3,911
Adjusted net debt to Adjusted EBITDA ratio	2.5	2.4